Exhibit 99.1

Vivakor Secures Long Term Oil Sands Supply & Lease Agreement at its Utah Facility

Enables the Production of Asphalt Cement Addressing the Scarcity and Rising Wholesale Prices

SOUTH SALT LAKE CITY, UT / ACCESSWIRE / March 10, 2022 / Vivakor, Inc. (NASDAQ:VIVK), a socially responsible operator, acquirer and developer of clean energy technologies and environmental solutions, has announced the signing of a lease with Tar Sands Holdings II, LLC ("TSHII") and an agreement with Greenfield Energy, LLC ("Greenfield"), which, together, are expected to provide Vivakor with multiple years of rich oil sands supply, along with access to world class operational services.

The multi-year lease allows Vivakor up to 2,000 tons per day of oil sand material, which is guaranteed by TSHII to be at a minimum of 10% hydrocarbon by weight, that is expected to produce up to 200 tons of asphalt cement per day when processed through four of Vivakor's patented Remediation Processing Centers (RPCs). Currently, the Company has one RPC, which is in the process of being scaled up to full capacity of 50 tons of asphalt cement per day, which is anticipated to be completed by the end of the second quarter this year. Vivakor's existing RPC machine in Utah has demonstrated the ability to produce asphalt cement that independent testing has determined meets roadway performance grade specifications. In light of increasing oil prices and asphalt cement scarcity, wholesale prices now exceed $450 per ton in this region, having increased by approximately 30% since December 2021. Resource estimate reports for this mine indicate more than 40 million barrels (approximately 7.7 million tons) of recoverable heavy crude.

The Company's arrangement with Greenfield includes a Professional Services Agreement (PSA) between Greenfield and Vivakor, which provides for Valkor, LLC, an energy services company with extensive operations, fabrication and installation experience ("Valkor"), to perform certain operating and engineering services to increase the production capabilities of the Vivakor plant to enable it to produce upwards of 1,000 barrels per day or 1,000 tons of asphalt cement per week once three more RPCs are financed and built. Vivakor and Greenfield will also be exploring the treatment and commercialization of the post processed, cleaned sand material that is residual after the extraction of the bituminous material in the creation of asphalt cement. Early indications show promising signs of the economic value of this sand for various applications.

"Locking in a reliable supply of rich, raw oil sands was an important step in preparation to execute long-term sales contracts and prepare for the continual production and sale of asphalt at our Vernal, Utah facility," said Matt Nicosia, CEO of Vivakor. "Through this lease with the property owner, and in working with Greenfield as the mine operator, we have secured the necessary materials and expertise to scale production to expected levels of around 1000 barrels per day of oil or 200 tons of our performance grade asphalt product. We expect that, by the end of the year, we will have financed, built and ramped up our infrastructure to process this full amount of material available."

"We are very excited to be working with Vivakor," said John Potter, President of Greenfield Energy. "Vivakor's patented recovery and cleaning process allows them to recover and clean this naturally contaminated soil, leaving behind a cleaner environment. It not only provides a revenue opportunity for Greenfield in the sale of the oil sands, but also allows us to work on upscaling their facility that can provide future commercial opportunities through a world class operational team such as Valkor. It's a win-win."

About Vivakor, Inc.

Vivakor, Inc. (NASDAQ:VIVK), is a clean energy technology, ESG company focused in the area of oil remediation and natural resources. Vivakor's corporate mission is to create, acquire and accumulate distinct assets, intellectual properties, and exceptional technologies that produce solid returns to its valued shareholders and partners. The company currently focuses on its patented Remediation Processing Centers that allows for the environmentally friendly recovery of bitumen (heavy crude) and other hydrocarbons from the remediation of contaminated soils. It is believed to be the only remediation system that can clean soils with more than 5% by weight oil contamination while fully recovering the oil and leaving the soil fully viable for reuse. It is currently focused extraction from shallow, oil-laden areas in Eastern Utah, along with petroleum-based remediation projects in Kuwait and in Houston Texas.

For more information, please visit our website: http://vivakor.com

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Forward-Looking Statements

This news release may contain forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Such statements are based upon our current expectations and speak only as of the date hereof. Our actual results may differ materially and adversely from those expressed in any forward-looking statements as a result of various factors and uncertainties, including economic slowdown affecting companies, our ability to successfully develop products, rapid change in our markets, changes in demand for our future products, legislative, regulatory and competitive developments and general economic conditions. These risks and uncertainties include, but are not limited to, risks and uncertainties discussed in Vivakor's filings with the Securities and Exchange Commission, which factors may be incorporated herein by reference. Forward-looking statements may be identified but not limited by the use of the words "anticipates," "expects," "intends," "plans," "should," "could," "would," "may," "will," "believes," "estimates," "potential," or "continue" and variations or similar expressions. We undertake no obligation to revise or update publicly any forward-looking statements for any reason.

Investors Contact:
p. 949-281-2606
info@vivakor.com

ClearThink

nyc@clearthink.capital
p. 917-658-7878

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